================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 3)


                          INSURANCE AUTO AUCTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   457875-10-2
--------------------------------------------------------------------------------
                                 (Cusip Number)


                               September 15, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(c)                         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

--------------------------                            --------------------------
CUSIP NO.  457875-10-2            SCHEDULE 13G/A              PAGE 2 OF 10 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Peak Investment Limited Partnership
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 (See Note *, below)
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%(See Note *, below)
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO.  457875-10-2            SCHEDULE 13G/A              PAGE 3 OF 10 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Peak Management, Inc.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  0 (See Note *, below)
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP NO.  457875-10-2            SCHEDULE 13G/A              PAGE 4 OF 10 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  Peter H. Kamin
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      90,057
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             90,057
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  90,057
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  less than 1%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN
================================================================================

                                                              PAGE 5 OF 10 PAGES
                                                                  ---  ----

* THIS SCHEDULE 13G AMENDMENT IS BEING FILED TO REPORT RELINQUISHMENT OF VOTING OR DISPOSITIVE POWER OVER 582,043 SHARES OF THE ISSUER PREVIOUSLY HELD BY PEAK INVESTMENT PARTNERSHIP L.P. AND CERTAIN MANAGED ACCOUNTS DESCRIBED IN THIS 13G. SUCH REDUCTION IN BENEFICIAL OWNERSHIP RESULTS FROM THE WINDING UP OF THE OPERATIONS OF SUCH PARTNERSHIP, AND THE CLOSING OF SUCH MANAGED ACCOUNTS, AND THE DISTRIBUTION TO THE OWNERS THEREOF, OF THEIR PRO RATA SHARE OF SHARES OF SECURITIES THEN HELD BY THE PARTNERSHIP, OR IN SUCH MANAGED ACCOUNT, INCLUDING COMMON STOCK OF THE ISSUER. SHARES REMAINING UNDER THE BENEFICIAL OWNERSHIP OF PETER KAMIN INCLUDE SHARES HELD FOR HIS OWN ACCOUNT, OR FOR A RETIREMENT ACCOUNT FOR HIS BENEFIT, OR FOR A TRUST FOR THE BENEFIT OF HIS CHILDREN.

ITEM 1.

      (a) Name of Issuer:  Insurance Auto Auctions, Inc.
                           -----------------------------

      (b) Address of Issuer's Principal Executive Offices:

                       850 East Algonquin Road, Suite 100, Schaumburg, IL 60173
                       --------------------------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b) Address of  Principal  Business  Office or, if none,  Residence:
      (c) Citizenship:
                           Peter H. Kamin
                           One Financial Center, Suite 1600
                           Boston, MA 02111
                           (United States Citizen)

                           Peak Investment Limited Partnership
                           One Financial Center, Suite 1600
                           Boston, MA 02111
                           (Delaware limited partnership)

                           Peak Management, Inc.
                           One Financial Center, Suite 1600
                           Boston, MA 02111
                           (Massachusetts corporation)

      (d) Title of Class of Securities:   common stock, $0.001 par value
                                         ----------------------------------
      (e) CUSIP Number:   457875-10-2
                          -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or Dealer  registered  under  Section  15 of the Act
     (b) [ ] Bank as defined in section 3(a)(6) of the Act
     (c) [ ] Insurance  Company as defined in section 3(a)(19) of the Act

                                                              PAGE 6 OF 10 PAGES
                                                                  ---  ----

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

     If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].

                                                              PAGE 7 OF 10 PAGES
                                                                  ---  ----
ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

      PETER H. KAMIN*

      (a) Amount Beneficially Owned: 90,057
                                    --------------------------------------------
      (b) Percent of Class:    less than 1%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:   90,057
                                                         -----------------------
           (ii)shared power to vote or to direct the vote:    0
                                                            --------------------
          (iii)sole power to dispose or to direct the disposition of:   90,057
                                                                      ----------
           (iv)shared power to dispose or to direct the disposition of:   0
                                                                        --------

      PEAK INVESTMENT LIMITED PARTNERSHIP

      (a) Amount Beneficially Owned: 0
                                    --------------------------------------------
      (b) Percent of Class:    0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:   0
                                                         -----------------------
           (ii)shared power to vote or to direct the vote: 0
                                                          ----------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
           (iv)shared power to dispose or to direct the disposition of:   0
                                                                        --------

      PEAK MANAGEMENT, INC.*

      (a) Amount Beneficially Owned: 0
                                    --------------------------------------------
      (b) Percent of Class:    0%
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:   0
                                                         -----------------------
           (ii)shared power to vote or to direct the vote: 0
                                                          ----------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
           (iv)shared power to dispose or to direct the disposition of:   0
                                                                        --------

                                                              PAGE 8 OF 10 PAGES
                                                                  ---  ----


*THIS SCHEDULE 13G AMENDMENT IS BEING FILED TO REPORT RELINQUISHMENT OF VOTING OR DISPOSITIVE POWER OVER 582,043 SHARES OF THE ISSUER PREVIOUSLY HELD BY PEAK INVESTMENT PARTNERSHIP L.P. AND CERTAIN MANAGED ACCOUNTS DESCRIBED IN THIS 13G. SUCH REDUCTION IN BENEFICIAL OWNERSHIP RESULTS FROM THE WINDING UP OF THE OPERATIONS OF SUCH PARTNERSHIP, AND THE CLOSING OF SUCH MANAGED ACCOUNTS, AND THE DISTRIBUTION TO THE OWNERS THEREOF, OF THEIR PRO RATA SHARE OF SHARES OF SECURITIES THEN HELD BY THE PARTNERSHIP, OR IN SUCH MANAGED ACCOUNT, INCLUDING COMMON STOCK OF THE ISSUER. SHARES REMAINING UNDER THE BENEFICIAL OWNERSHIP OF PETER KAMIN INCLUDE SHARES HELD FOR HIS OWN ACCOUNT, OR FOR A RETIREMENT ACCOUNT FOR HIS BENEFIT, OR FOR A TRUST FOR THE BENEFIT OF HIS CHILDREN.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

                                                              PAGE 9 OF 10 PAGES
                                                                  ---  ----


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10. CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             PAGE 10 OF 10 PAGES
                                                                 ----  ----


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Date:   September 18, 2000


                                             PEAK INVESTMENT LIMITED PARTNERSHIP
                                             By:  Peak Management, Inc.
                                                  Its Sole General Partner

                                             By:  /s/Peter H. Kamin
                                                  ------------------------------
                                                  Peter H. Kamin, President



                                             PEAK MANAGEMENT, INC.

                                             By:  /s/Peter H. Kamin
                                                  ------------------------------
                                                  Peter H. Kamin, President


                                             /s/Peter H. Kamin
                                             -----------------------------------
                                             Peter H. Kamin, Individually